Exhibit 4

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is entered into as of March 5, 2007 by and between John W. Stanton and Theresa E. Gillespie, as tenants in common (“Purchaser”), Verizon Business Network Services Inc., a Delaware corporation (“Seller”), and Friedman Kaplan Seiler & Adelman LLP, as escrow agent (“Escrow Agent”).

Recitals

A. Seller owns, beneficially and of record, 1,275,791 shares of the Class B Common Stock (the “Shares”) of General Communication, Inc., an Alaska corporation (the “Company”).

B. Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Shares pursuant to the terms and conditions contained in this Agreement.

Agreement

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

DEFINED TERMS

Section 1.1 Definitions.

The following terms will have the following meanings in this Agreement:

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person, with control being the ability to direct or cause the direction (whether through the ownership of voting securities, by contract or otherwise), directly or indirectly, of the management and policies of a Person.

“Closing” means the consummation of the transactions contemplated by this Agreement, and shall be deemed to have occurred upon release by Escrow Agent of the Purchase Price to Seller.

“Company Filed Financial Statements” means the financial statements included in the Company SEC Filings.

“Company SEC Filings” means reports, registration statements and other documents filed by the Company with the SEC from March 16, 2006 to the date of this Agreement that are publicly available by means of the SEC’s EDGAR database.

“Escrow Deposit” has the meaning set forth in Section 2.1.

“Filing” means any registration, declaration, application or filing.

“Governmental Entity” means any court, arbitrator, administrative or other governmental department, agency, commission, authority or instrumentality, domestic or foreign.

“Law” means any statute, law, ordinance, rule, regulation, registration, permit, order, license, decree, judgment or procedure enacted, adopted or applied by any Governmental Entity, including judicial decisions applying common law or interpreting any Law.

“Legal Proceeding” means any private or governmental action, suit, complaint, arbitration, legal or administrative proceeding or investigation.

“Liens” means all liens, pledges, claims, security interests, restrictions, mortgages, deeds of trust, tenancies and other possessory interests, conditional sale or other title retention agreements, assessments, easements and other burdens, options or encumbrances of any kind.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity.

“Purchase Price” has the meaning set forth in Section 2.2.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“SEC” means the U.S. Securities and Exchange Commission.

“Transfer Agent” means Mellon Investor Services LLC, as transfer agent for the Company’s Class B Common Stock.

ARTICLE 2

PURCHASE AND SALE; CLOSING

Section 2.1 Purchase and Sale of Shares; Escrow

Subject to the terms and conditions set forth in this Agreement, Seller hereby sells to Purchaser and Purchaser hereby purchases from Seller all of Seller’s right, title and interest in and to the Shares. As promptly as practicable after the execution hereof, (a) Seller shall deliver to Transfer Agent certificate(s) for the Shares, together with duly executed and medallion signature guaranteed (by a commercial bank or member firm of the New York Stock Exchange) stock power(s) relating to such Shares transferring the Shares to Purchaser and such other instruments and documents as may be necessary or appropriate in Purchaser’s, the Company’s or Transfer Agent’s reasonable judgment to properly transfer the Shares to Purchaser; and (b) Purchaser shall wire transfer the Purchase Price to Escrow Agent, to be held in escrow by Escrow Agent (the “Escrow Deposit”) and released as set forth herein. Upon Escrow Agent’s receipt of notice from (x) Transfer Agent (the “Completed Transfer Notice”) that the Shares have been re-registered into the name of Purchaser and the certificate therefor (registered in the name of Purchaser) has been transmitted by overnight delivery service to Purchaser at its address set forth in Section 6.6, or (y) Purchaser that it has received from Transfer Agent a certificate for the Shares registered in Purchaser’s name (the “Purchaser Notice”), Escrow Agent shall wire transfer the Purchase Price from the escrow to an account designated by Seller in written instructions delivered to Escrow Agent and Purchaser and remit any interest earned on the Escrow Deposit to Purchaser. Upon its receipt of (i) the Completed Transfer Notice Escrow Agent shall promptly fax or email copies thereof to Purchaser and Seller and (ii) the Purchaser Notice, Escrow Agent shall promptly fax or email a copy thereof to Seller. If Escrow Agent shall not have received either the Completed Transfer Notice or the Purchaser Notice by the 15th day after the date hereof, Escrow Agent shall return the Purchase Price (together with interest earned thereon) to Purchaser, Seller and Purchaser shall instruct Transfer Agent to return the Shares to Seller (and will execute such instruments and documents as may be reasonably necessary or appropriate to restore the Shares to Seller) and this Agreement (except for Article V and Section 6.11) shall thereafter be null and void.

Section 2.2 Purchase Price.

Purchaser will pay to Seller as the purchase price for the Shares against delivery thereof to Purchaser an aggregate cash amount of $18,498,969.50, equal to $14.50 per Share (the “Purchase Price”), at the Closing by Escrow Agent’s wire transfer of the Purchase Price to an account designated by Seller in written instructions delivered to Purchaser and Escrow Agent.

Section 2.3 Registration Rights Agreement.

The Registration Rights Agreement (the form of which is attached hereto as Exhibit A), pursuant to which the Shares may be registered for resale under certain circumstances set forth in such agreement, executed by the Company, shall (as a condition to the effectiveness of this Agreement) have been delivered concurrently with the execution hereof to Purchaser for execution, to be effective as of the Closing.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of Seller.

Seller represents and warrants to Purchaser that

(a) Incorporation; Authorization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated and it has all requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery by Seller of this Agreement have been duly authorized by all requisite corporate action of such Seller.

(b) Enforceability. This Agreement constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its terms against Seller except insofar as enforceability may be affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

(c) No Conflicts. The execution and delivery of this Agreement do not and the consummation by Seller of the transactions contemplated hereby will not (i) violate or conflict with the organizational documents of Seller or (ii) violate or conflict with any Law, agreement or other restriction of any kind to which Seller is a party or by which Seller or the Shares or Seller’s other assets are bound.

(d) Shares. Seller is the record and beneficial owner of good, valid and marketable title to the Shares, free and clear of any Liens. Seller is not a party to or subject to, and none of the Shares it owns is subject to, any voting trust, voting agreement, proxy or other agreement or understanding with respect to the voting or transfer of such Shares; and there are no rights of first refusal, buy-sell arrangements, options, warrants, rights to acquire, calls or other commitments or contractual restrictions of any character relating to any of such Shares (other than any such restrictions created by this Agreement and other than any restrictions on transfer arising under the Securities Act and state securities laws). Upon payment of the Purchase Price, Purchaser will acquire from Seller good, valid and marketable title to the Shares, free and clear of any Liens.

(e) Consents. No consent, authorization, approval, permit, license or waiver of, or (except for Seller’s filing of a Form 4 and an amendment to its Schedule 13D with the SEC) notice to or Filing with any Governmental Entity or Person is required on behalf of Seller in connection with the execution, delivery or performance of this Agreement by the Seller or the consummation of the transactions contemplated hereby.

(f) Brokers’ and Finders’ Fees. Seller has not, directly or indirectly, employed or retained any advisor, broker or agent or incurred any liability for any advisory, brokerage, finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement.

(g) Disclaimer of Warranties. Except for the representations and warranties specifically set forth in the Section 3.1, Seller makes no warranties, express or implied, concerning the Seller, the Shares or the Company.

Section 3.2 Representations and Warranties of Purchaser.

Purchaser represents and warrants to Seller that:

(a) Authorization. Purchaser has the capacity to enter into this Agreement and to carry out its obligations hereunder.

(b) Enforceability. This Agreement constitutes the legal, valid and binding obligation of Purchaser enforceable in accordance with its terms against Purchaser except insofar as enforceability may be affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

(c) No Conflicts. The execution and delivery of this Agreement do not and the consummation by Purchaser of the transactions contemplated hereby will not violate or conflict with any Law to which the Purchaser is subject, agreement or other restriction of any kind to which Purchaser is a party or by which it or its assets are bound.

(d) Consents. No consent, authorization, approval, permit, license or waiver of, or (except for Purchaser’s filing of a Form 3 and a Schedule 13D or 13G with the SEC) notice to or Filing with any Governmental Entity or Person is required on behalf of Purchaser in connection with the execution, delivery or performance of this Agreement by the Purchaser or the consummation of the transactions contemplated hereby.

(e) Investment Representations; Private Placement. Purchaser understands that the Shares have not been registered under the Securities Act or under any state securities law or Blue Sky Law of any jurisdiction and that the sale of the Shares by Seller pursuant to this Agreement is intended to be exempt from registration in reliance upon federal and State exemptions for transactions not involving a public offering.

Purchaser is acquiring the Shares pursuant to this Agreement for its own account, for investment purposes only, and not with a view to the public resale or distribution thereof in violation of any federal, state or foreign securities Law. Purchaser acknowledges that the Shares must be held indefinitely unless a subsequent disposition thereof is registered or qualified under the Securities Act and applicable state securities laws (if any) or unless an exemption from such registration or qualification is available.

Purchaser is an “accredited investor” (as that term is defined in Rule 501 of Regulation D under the Securities Act) and by reason of its business and financial experience, it has such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of the prospective investment and is able to bear the economic risk of such investment.

(f) Purchaser’s Diligence. Purchaser acknowledges that copies of the Company SEC Filings, including the Company Filed Financial Statements, are available to Purchaser on the SEC EDGAR database. Purchaser has had an opportunity to review the Company SEC Filings and has been given a reasonable opportunity to ask questions of and receive answers relating to the business, financial position, results of operations, prospects and any other matters related to the Company. Purchaser has availed itself of such opportunity to the full extent desired. Purchaser understands the Company SEC Filings and all documents, financial statements and other information so provided.

(g) Brokers’ and Finders’ Fees. Purchaser has not, directly or indirectly, employed or retained any advisor, broker or agent or incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement.

ARTICLE 4

COVENANTS

Section 4.1 Publicity.

Each of the parties agrees not to, and to cause each of their respective subsidiaries and Affiliates not to, issue, or cause or permit to be issued, any press release or other public statement regarding this Agreement or the transactions contemplated hereby without consulting with the other parties prior to making such release or statement, except, if, in the judgment of the disclosing party, such release or statement is required by Law (including the rules and regulations of the SEC) or by any securities exchange or association on which such party’s or its subsidiaries’ or Affiliates’ securities are traded (including pursuant to any listing agreement), in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement (so as to confirm the accuracy of any statements therein regarding such other party, among other things) in advance of such issuance

ARTICLE 5

ESCROW AGENT MATTERS

Section 5.1 Investment of the Escrow Deposit.

The Escrow Deposit shall be invested and reinvested by Escrow Agent in such interest earning investments as Escrow Agent invests from time to time other escrow funds which it may hold.

Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Agreement. Escrow Agent, in its capacity as escrow agent hereunder, shall not have any liability for any loss sustained as a result of any investment made pursuant to this Agreement or as a result of any liquidation of any investment prior to its maturity.

Section 5.2 General Instructions.

To induce Escrow Agent to act hereunder, it is further agreed by the parties that:

(a) Escrow Agent shall not be under any duty to give the Escrow Deposit held by it hereunder any greater degree of care than it gives its own similar property and shall not be required to invest any funds held hereunder except as directed in this Agreement. Funds held hereunder shall be invested in accordance with this Article V.

(b) This Agreement expressly sets forth all the duties of Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Agreement against Escrow Agent. Escrow Agent shall not be bound by the provisions of any agreement among the other parties hereto except this Agreement.

(c) Escrow Agent shall not be liable, except for its own bad faith, gross negligence or willful misconduct, and, except with respect to claims based upon such bad faith, gross negligence or willful misconduct that are successfully asserted against Escrow Agent, the other parties hereto shall jointly and severally indemnify and hold harmless Escrow Agent (and any successor to Escrow Agent) from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with this Agreement. Without limiting the foregoing, Escrow Agent shall in no event be liable in connection with its investment or reinvestment of any cash held by it hereunder in good faith, in accordance with the terms hereof, including, without limitation, any liability for any delays (not resulting from its own bad faith, gross negligence or willful misconduct) in the investment or reinvestment of the Escrow Deposit, or any loss of interest incident to any such delays. In the event that any party hereto is required to indemnify and hold harmless Escrow Agent pursuant to this Section 5.2(c), such party shall have the right to seek contribution from the other parties hereto (other than Escrow Agent) for amounts paid or payable in respect of such indemnity to the extent permitted by law. Anything in this Agreement to the contrary notwithstanding, in no event shall Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. The parties hereto acknowledge that the foregoing indemnities shall survive the resignation or removal of Escrow Agent or the termination of this Agreement.

(d) Escrow Agent shall be entitled to rely upon any order, judgment, award, certification, demand, notice, instrument or other writing or facsimile transmission delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof. Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine (whether an original signature or a copy or facsimile transmission thereof) and may assume that any person purporting to give notice or receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so.

(e) The duties and obligations of Escrow Agent are as set forth in this Agreement and are purely ministerial in nature. Escrow Agent may act pursuant to the advice of counsel with respect to any matter relating to this Agreement and shall not be liable for any action taken or omitted in good faith in accordance with such advice.

(f) Escrow Agent does not have any interest in the Escrow Deposit but is serving as escrow holder only and having only possession thereof.

(g) Any payments of income from the Escrow Deposit shall be subject to withholding regulations then in force with respect to United States taxes. Purchaser will provide Escrow Agent with Internal Revenue Service Form W-9 or Form W-8, as applicable, for tax identification number certification. It is understood that Escrow Agent shall be responsible for income reporting only with respect to income earned on investment of funds which are a part of the Escrow Deposit, which shall be reported as income of Purchaser, and is not responsible for any other reporting. This paragraph and paragraph (c) of this Section 5.2 shall survive notwithstanding termination of this Agreement or the resignation of Escrow Agent.

(h) Escrow Agent makes no representation as to the validity, value, genuineness or the collectibility of any security or other documents or instrument held by or delivered to it.

(i) Escrow Agent (and any successor to Escrow Agent) may at any time resign as such by delivering the Escrow Deposit and all earnings thereon to any successor to Escrow Agent jointly designated by the other parties hereto in writing, or to any court of competent jurisdiction, whereupon Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Agreement. Escrow Agent shall promptly deliver written notice of its resignation to the other parties hereto. The resignation of Escrow Agent will take effect on the earlier of (i) the appointment of a successor (including a court of competent jurisdiction) or (ii) the day which is 30 days after the date of delivery of its written notice of resignation to the other Parties hereto. If at that time Escrow Agent has not received a designation of a successor to Escrow Agent, Escrow Agent’s sole responsibility after that time shall be to safe-keep the Escrow Deposit until receipt of a designation of successor to Escrow Agent or a joint written disposition instruction by the other parties hereto or a final order of a court of competent jurisdiction.

(j) In the event of any disagreement between Seller and Purchaser resulting in adverse claims or demands being made in connection with the Escrow Deposit, or in the event that Escrow Agent in good faith is in doubt as to what action it should take hereunder, Escrow Agent shall be entitled to retain the Escrow Deposit (or such part thereof as is the subject of such disagreement) until Escrow Agent shall have received (i) a written decision of a court of competent jurisdiction in New York (the “Court”) directing the delivery of all or such part of the Escrow Deposit; or (ii) a written agreement executed by Seller and Purchaser acting jointly directing delivery of the Escrow Deposit or such part thereof. Any written decision referred to in (i) above shall (unless such Court decision was sought and obtained by Escrow Agent) be accompanied by a certificate of a duly authorized representative of the presenting party reasonably satisfactory to Escrow Agent to the effect that said written decision is the decision of the Court and is final. Escrow Agent shall act on such written decision of the Court without further question.

(k) Notwithstanding anything contained herein to the contrary, Seller expressly acknowledges that Friedman Kaplan Seiler & Adelman LLP is presently serving as counsel to Purchaser. Accordingly, neither Escrow Agent’s services as Escrow Agent hereunder nor any provision hereof, either express or implied, shall restrict or inhibit Escrow Agent in any way from representing Purchaser or any of its affiliates, or any of their officers, directors, stockholders, members, partners or affiliates in any transaction, matter, action, dispute, controversy, arbitration, suit or negotiation arising under this Agreement or under any other agreement or in any manner or context whatsoever, whether or not, directly or indirectly, involving Purchaser or any of its affiliates, or any of their respective officers, directors, stockholders, members, partners or affiliates.

(l) Escrow Agent shall be entitled to be compensated by Purchaser at its standard hourly charges for its services as an Escrow Agent hereunder and shall in addition be reimbursed by Purchaser for costs and expenses normally billed by such law firm. In addition (but without duplication), Escrow Agent shall be reimbursed for all reasonable expenses, disbursements and advances incurred or made by Escrow Agent in performance of its duties hereunder (including reasonable fees, expenses and disbursements of its counsel). The costs and expenses of Escrow Agent and its counsel (unless paid pursuant to the first sentence of this Section 5.2(l)) shall be borne jointly and severally by Purchaser and Seller. No provision of this Agreement shall be deemed to require Escrow Agent to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.

(m) It is understood that Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying number provided by either of the other parties hereto to identify (i) the beneficiary, (ii) the beneficiary’s bank, or (iii) an intermediary bank. Escrow Agent may apply any of the escrowed funds for any payment order it executes using any such identifying number, even where its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank, or an intermediary bank designated.

ARTICLE 6

GENERAL PROVISIONS

Section 6.1 Survival of Representations, Warranties and Covenants.

Regardless of any investigation made at any time by or on behalf of any party hereto or of any information any party may have in respect thereof, each of the representations, warranties and covenants made in this Agreement will survive the Closing, provided that under no circumstance shall the aggregate amount payable by either Seller or Purchaser for breach of its representations, warranties and covenants made in this Agreement exceed the Purchase Price (except in the case of Seller’s breach of any of its representations and warranties made in Section 3.1(d), for which the amount of Seller’s liability shall not be so limited).

Section 6.2 Amendment; Waiver.

This Agreement may not be amended except by an instrument in writing signed by the parties hereto. Any failure of any of the parties hereto to comply with any obligation, covenant, agreement or condition contained herein may be waived only if set forth in an instrument in writing signed by the party or parties to be bound by such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any other failure.

Section 6.3 Further Assurances.

If at any time after the Closing any further action is necessary or desirable to carry out the intent of this Agreement, each party will take such further actions (including the execution and delivery of instruments and documents), without additional consideration, as the other party reasonably may request.

Section 6.4 Expenses and Obligations.

All costs and expenses incurred by the parties hereto in connection with the consummation of the transactions contemplated hereby will be borne solely and entirely by the party that has incurred such expenses.

Section 6.5 No Third Party Beneficiaries.

This Agreement will be binding upon and inure solely to the benefit of each party hereto and their successors and assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 6.6 Notices.

(a) All notices and other communications hereunder will be in writing and will be deemed given if delivered personally, telecopied, mailed by registered or certified mail (return receipt requested), or sent by recognized overnight courier to a party (or to the extent set forth in Section 2.1, emailed) to the address set forth for such party below (or at such other address for a party as will be specified by like notice):

If to Purchaser:

John W. Stanton and

Theresa E. Gillespie

155 108th Avenue, N.E., Suite 450

Bellevue, WA 98004

Facsimile: 425-458-5999

Email: john.stanton@trilogy-partners.net

With a copy, which will not constitute notice, to:

Friedman Kaplan Seiler & Adelman LLP

1633 Broadway

New York, NY 10019-6708

Attn: Barry A. Adelman, Esq.

Facsimile: 212-833-1250

Email: badelman@fklaw.com

If to Seller:

Verizon Communications Inc.

22001 Loudoun County Parkway

Ashburn, VA 20147

Attn: Stephen R. Mooney

Facsimile: (703) 886-0895

Email: stephen.mooney@verizonbusiness.com

With a copy to:

Verizon Communications Inc.

One Verizon Way

VC54S241

Basking Ridge, NJ 07920

Attn: Stuart M. Kuntz, Esq.

Facsimile: (908) 696-2063

Email: stuart.kuntz@verizon.com

If to Escrow Agent:

Friedman Kaplan Seiler & Adelman LLP

1633 Broadway

New York, NY 10019-6708

Attn: Barry A. Adelman, Esq.

Facsimile: 212-833-1250

Email: badelman@fklaw.com

(b) Any of the above addresses may be changed at any time by notice given as provided above; however, any such notice of change of address will be effective only upon receipt. All notices, requests or instructions given in accordance herewith will be deemed received on the date of delivery, if hand delivered, on the date receipt is confirmed, if telecopied, three business days after the date of mailing, if mailed by registered or certified mail, return receipt requested, and one business day after the date sent, if sent by recognized overnight courier.

Section 6.7 Counterparts.

This Agreement may be executed and delivered (including by facsimile transmission) in counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 6.8 Entire Agreement.

This Agreement constitutes the entire agreement of the parties hereto and supersedes all prior agreements, letters of intent and understandings, both written and oral, among the parties with respect to the subject matter hereof. There are no representations or warranties, agreements or covenants other than those expressly set forth this Agreement.

Section 6.9 Severability.

In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severance shall be effective if it materially changes the economic benefit of this Agreement to any party.

Section 6.10 Governing Law.

This Agreement will be construed in accordance with and governed by the internal laws of the State of New York (without reference to its rules as to conflicts of law).

Section 6.11 Consent to Jurisdiction.

Each party hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the Federal court for the Southern District of New York and state courts located in the Borough of Manhattan, New York for any suit, action or proceeding among them arising out of or relating to this Agreement and the transactions contemplated hereby and agree that it will not bring any action or proceeding relating to this Agreement or the transactions in any court other than the aforesaid courts. Each party hereby irrevocably and unconditionally waives to the fullest extent permitted by law, (a) any objection that it may now or hereafter have to the jurisdiction or venue of any such suit, action or proceeding brought in any such court; and (b) any claim that any such suit, action or proceeding has been brought in an inconvenient forum. Final judgment in any suit, action or proceeding brought in any such court shall be conclusive and binding upon each party duly served with process therein and may be enforced in any jurisdiction in which any party or any of its property is located. Any service of process to be made in such action or proceeding may be made by delivery of process in accordance with the notice provisions contained in Section 6.6.

Section 6.12 Attorneys Fees.

The prevailing party in any action by any party to this Agreement to enforce its rights under this Agreement will be entitled to recover, in addition to any other relief awarded by a court of competent jurisdiction, its reasonable costs and expenses, including attorneys’ fees, of preparing for and participating in such action.

Section 6.13 Headings.

All Section headings are for reference and convenience purposes only and are not entitled to, nor should they, be accorded substantive effect.

Section 6.14 Waiver of Jury Trial.

EACH PARTY HERETO HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT.

Section 6.15 Parent Joinder.

For purposes of all obligations of Seller under this Agreement, including any liability indemnity or other payment obligations of the Seller hereunder, Verizon Communications Inc. hereby agrees to be bound by such obligations jointly and severally with the Seller and agrees that all such obligations and all agreements of Seller herein (including, without limitation, those set forth in Article V) may be enforced against Verizon Communications Inc. by Purchaser in accordance with the provisions of this Agreement to the same extent as if Verizon Communications Inc. were a party to this Agreement and bound hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned parties have caused this Stock Purchase Agreement to be signed, all as of the date first written above.

PURCHASER:

/s/ JOHN W. STANTON

/s/ THERESA E. GILLESPIE
John W. Stanton and Theresa E. Gillespie, as tenants in common

SELLER:

VERIZON BUSINESS NETWORK SERVICES INC.

By:	/s/ JOHN F. KILLIAN
Name:	John F. Killian
Title:	President & Chief Executive Officer

ESCROW AGENT:

FRIEDMAN KAPLAN SEILER & ADELMAN LLP, as Escrow Agent

By:	/S/ GREGG S. LERNER
Name:	Gregg S. Lerner
Title:	Member of the Firm

The undersigned hereby join as parties to the foregoing Agreement for the limited purposes provided in Section 5.15 of this Agreement.

VERIZON COMMUNICATIONS INC.

By:	/s/ JOHN F. KILLIAN
Name:	John F. Killian
Title:	Authorized Representative